Exhibit 3.8

CERTIFICATE OF INCORPORATION

OF

BRP (USA) INC.

1. The name of this corporation is BRP (USA) Inc.

2. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock that this corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

5. The name and mailing address of the incorporator is: Peter T. Dziedzic Jr., c/o Ropes & Gray LLP, One International Place, Boston, MA, 02110.

6. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

7. The election of directors need not be by written ballot unless the by-laws shall so require.

8. The board of directors shall have power to make and adopt by-laws of this corporation. Only the stockholders shall have power to alter, amend and repeal from time to time by-laws made by the board of directors.

9. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation

Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

10. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

11. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

12. If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

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THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 3rd day of December, 2003.

Name: Peter T. Dziedzic Jr.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF BRP (USA) INC.

BRP (USA) INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions by unanimous written consent setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing that said amendment be considered by the stockholders of the Corporation. The resolution setting the proposed amendment is as follows:

RESOLVED, that the Board of Directors declares that it is advisable and in the best interest of the Corporation that Article 1 of the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

1. The name of this corporation is BRP Holdings (USA) Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, action by the Corporation’s stockholders was taken pursuant to a written consent, in lieu of a special meeting of stockholders entitled to vote as permitted by Section 228(a) of the DGCL, pursuant to which the necessary number of shares as required by statute were voted in favor of the above amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed this 23rd day of April 2004.

By:	/s/ Jennifer Millson
Jennifer Millson, Secretary